Schedule A

Transactions in Securities of the Issuer During the Past 60 Days

Graeme P. Rein

Nature of the Transaction	Trade Date	Securities Purchased	Price
Common Stock	5/15/2026	3,000	$6.89910
Common Stock	5/15/2026	2,000	$6.74440
Common Stock	5/15/2026	1,956	$6.94580
Common Stock	5/18/2026	2,000	$6.74990
Common Stock	5/18/2026	516	$6.75000
Common Stock	5/18/2026	1,404	$6.81000
Common Stock	5/18/2026	2,000	$6.75000
Common Stock	5/18/2026	927	$6.71000
Common Stock	5/18/2026	700	$6.69000
Common Stock	5/18/2026	330	$6.66000